Explanatory Note: The information
included in this filing relates to Scout
Core Bond Fund, Scout Core Plus Bond
Fund, Scout International Fund, Scout
Low Duration Bond Fund, Scout Mid
Cap Fund, Scout Small Cap Fund, and
Scout Unconstrained Bond Fund (each a
Target Fund and collectively, the Target
Funds), each a series of the Scout
Funds.  Subsequent to the date of the
reporting period, each of the Target
Funds was reorganized into a
corresponding new series of Carillon
Series Trust.  Therefore, although this
filing is being made by Carillon Series
Trust, the information in this filing
relates to the Target Funds for the
period July 1, 2017 to October 31, 2017.